Exhibit 99.3

B&G Foods, Inc. and Subsidiaries

Unaudited Pro Forma Combined Financial Statements

On November 2, 2015, pursuant to an agreement entered into on September 2, 2015, B&G Foods, Inc. and its subsidiaries completed the acquisition of the Green Giant and Le Sueur shelf-stable and frozen vegetable business from General Mills, Inc. and certain of its affiliates, for $765.0 million in cash plus an inventory adjustment at closing of $57.7 million.  We refer to this acquisition as the Green Giant acquisition and the Green Giant and Le Sueur shelf-stable and frozen vegetable business as the Green Giant business.  In connection with the Green Giant acquisition, we amended and restated our senior secured credit agreement.  Among other things, the amendment provided for an incremental $750.0 million tranche B term loan facility, the net proceeds of which we used to finance a portion of the purchase price for the Green Giant acquisition.  We used revolving loan borrowings under the amended and restated credit agreement and cash on hand to fund the remainder of the purchase price and pay related transaction fees and expenses.

The unaudited pro forma combined balance sheet at October 3, 2015 combines our historical consolidated balance sheet at October 3, 2015 with the statement of assets acquired of the Green Giant business at August 29, 2015, and gives effect to the Green Giant acquisition and related financing as if such transactions occurred on October 3, 2015.  The inventory of the Green Giant business fluctuates with the production cycle driven by the timing of vegetable harvests, and as a result the inventory at November 2, 2015 was greater than the historical period for the Green Giant business presented in the unaudited pro forma combined balance sheet below.  As a result, the goodwill reflected in this pro forma presentation is greater than we anticipate it will be when we complete our initial opening balance sheet in connection with the preparation of our Annual Report on Form 10-K for the fiscal year ended January 2, 2016.

The unaudited pro forma combined statements of operations for the three quarters ended October 3, 2015 and the fiscal year ended January 3, 2015 combines our historical consolidated statements of operations for the periods then ended with the statements of net revenues and direct expenses of the Green Giant business for the three quarters ended August 30, 2015 and its four quarter period ended February 28, 2015, respectively, and gives effect to the Green Giant acquisition and related financing as if such transactions occurred on January 3, 2015.  General Mills has a May fiscal year end.  These periods were presented to comply with Item 9.01(b) reporting rules when an acquired business has a different fiscal year than the acquiring company.  The fiscal quarter for the Green Giant business ended February 28, 2015 is repeated and presented in both operating periods.  Net sales in that fiscal quarter totaled approximately $144 million.  In the fiscal quarter for the Green Giant business ended May 30, 2015, General Mills recorded an impairment charge of $260 million related to certain intangibles assets, which is reflected on the historical financial statements for the Green Giant business.  The charge is therefore included in our pro forma results of operations for the three quarters ended October 3, 2015.  The impact of the reversal of the inventory step up to be recorded in our acquisition accounting is not reflected in our pro forma results of operations because it is directly related to the acquisition and is non-recurring.  It will, however, be recorded in our actual results of operations in the period following the acquisition closing date based on estimated inventory turnover for the Green Giant business.

The Green Giant acquisition has been accounted for by the acquisition method of accounting.  The pro forma combined financial information sets forth the preliminary allocation of the purchase price for the Green Giant acquisition based upon the estimated fair value of the assets acquired at the date of acquisition using available information.  The preliminary purchase price allocation may be adjusted as a result of the finalization of our purchase price allocation procedures.

The unaudited pro forma combined financial information set forth below reflects pro forma adjustments that are based upon available information and certain assumptions that we believe are reasonable.  The unaudited pro forma combined financial information does not purport to represent our results of operations or financial position that would have resulted had the Green Giant acquisition and related financing transaction to which pro forma effect is given been consummated as of the dates indicated.

Additionally, the unaudited pro forma combined statements of operations should not be considered indicative of expected future results.  Furthermore, no effect has been given in the unaudited pro forma combined statements of operations for synergistic benefits that may be realized through the combination of B&G Foods and the Green Giant business or the costs that will be incurred in integrating the operations of the Green Giant business.

On July 10, 2015, we acquired Spartan Foods of America, Inc. dba Mama Mary’s and related entities from Linsalata Capital Partners and certain other sellers for a purchase price of $51.0 million in cash.  We refer to this acquisition as the Mama Mary’s acquisition.  The Mama Mary’s acquisition was not deemed to be material at that time and therefore, no estimated impact of the acquired business before the closing date has been added to the pro forma statement of operations data presented in this Exhibit 99.3.  Actual results for the Mama Mary’s business are included in the actual results of B&G Foods since that closing date of that acquisition.

The unaudited pro forma combined financial statements and accompanying notes should be read in conjunction with the historical financial statements and the notes thereto for B&G Foods that are included in our Annual Report on Form 10-K for the Year Ended January 3, 2015 filed with the Securities and Exchange Commission (SEC) on March 4, 2015, our Quarterly Report on Form 10-Q for the period ended October 3, 2015 filed with the SEC on October 30, 2015, and the historical financial statements of the Green Giant business that are filed as Exhibits 99.1 and 99.2 to our Current Report on Form 8-K/A filed on January 19, 2016.

B&G Foods, Inc. and Subsidiaries

Unaudited Pro Forma Combined Balance Sheet

October 3, 2015

(Dollars in thousands, except per share amounts)

	Historical
	B&G Foods(1)	Green Giant(2)	Pro Forma Adjustments		Pro Forma Combined

Assets

Cash and cash equivalents	$45,943	$—	$(45,943	)(3)	$—
Trade accounts receivable, net	63,419	—	—		63,419
Inventories	133,209	172,576	14,958	(4)	320,743
Prepaid expenses and other current assets	9,389	—	—		9,389
Income tax receivable	3,057	—	—		3,057
Deferred income taxes	3,185	—	—		3,185
Total current assets	258,202	172,576	(30,985)		399,793

Property, plant and equipment, net	118,311	26,861	14,928	(4)	160,100
Goodwill	388,044	—	106,420	(4)	494,464
Other intangibles, net	982,622	124,200	362,800	(4)	1,469,622
Other assets	15,888	—	14,547	(5)	30,435
Total assets	$1,763,067	$323,637	$467,710		$2,554,414

Liabilities and Stockholders’ Equity

Trade accounts payable	$34,163	$—	$—		$34,163
Current portion of long-term debt	24,375	—	5,625	(3)	30,000
Accrued expenses	27,066	—	—		27,066
Dividends payable	20,292	—	—		20,292
Total current liabilities	105,896	—	5,625		111,521

Long-term debt	954,491	—	787,722	(3)	1,742,213
Other liabilities	5,339	—	—		5,339
Deferred income taxes	230,638	—	—		230,638
Total liabilities	1,296,364	—	793,347		2,089,711

Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued and outstanding	—	—	—		—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; issued and outstanding 57,976,744 shares	580	—	—		580
Additional paid-in-capital	180,726	—	—		180,726
Accumulated other comprehensive loss	(10,876)	—	—		(10,876)
Retained earnings	296,273	—	(2,000	)(3)	294,273
Total stockholders’ equity	466,703	—	(2,000)		464,703
Total liabilities and stockholders’ equity
	$1,763,067	$—	$791,347		$2,554,414

See accompanying notes to unaudited pro forma combined financial statements.

B&G Foods, Inc. and Subsidiaries
Unaudited Pro Forma Combined Statement of Operations
Year Ended January 3, 2015
(In thousands, except per share data)

	Historical
	B&G Foods(6)	Green Giant(7)	Pro Forma Adjustments		Pro Forma Combined

Net sales	$848,017	$580,666	$—		$1,428,683
Cost of goods sold	600,246	445,609	1,244	(4)	1,047,099
Gross profit	247,771	135,057	(1,244)		381,584

Operating expenses:
Sales, general and administrative expenses	93,033	68,271	—		161,304
Amortization expense	12,692	—	2,600	(4)	15,292
Impairment of intangible assets	34,154	—	—		34,154
Gain on change in fair value of contingent consideration	(8,206)	—	—		(8,206)
Operating income	116,098	66,786	(3,844)		179,040

Other expenses:
Interest expense, net	46,573	—	32,292	(8)	78,865
Loss on extinguishment of debt	5,748	—	—		5,748
Income before income tax expense	63,777	66,786	(36,136)		94,427
Income tax expense	22,821	—	11,173	(9)	33,994
Net income	$40,956	$66,786	$(47,309)		$60,433

Weighted average common shares outstanding:
Basic	53,658	—	—		53,658
Diluted	53,747	—	—		53,747
Earnings per share:
Basic	$0.76	N/A	N/A		$1.13
Diluted	$0.76	N/A	N/A		$1.12

Cash dividends declared per share	$1.36	N/A	N/A		$1.36

See accompanying notes to unaudited pro forma combined financial statements.

B&G Foods, Inc. and Subsidiaries
Unaudited Pro Forma Combined Statement of Operations
Three Quarters Ended October 3, 2015
(In thousands, except per share data)

	Historical
	B&G Foods(6)	Green Giant(7)	Pro Forma Adjustments		Pro Forma Combined

Net sales	$624,067	$392,903	$—		$1,016,970
Cost of goods sold	423,066	308,419	933	(4)	732,418
Gross profit	201,001	84,484	(933)		284,552

Operating expenses:
Sales, general and administrative expenses	69,352	42,727	—		112,079
Amortization expense	8,072	—	1,950	(4)	10,022
Impairment of intangible assets	—	260,000	—		260,000
Gain on change in fair value of contingent consideration	—	—	—		—
Operating income (loss)	123,577	(218,243)	(2,883)		(97,549)

Other expenses:
Interest expense, net	33,873	—	24,211	(8)	58,084
Income (loss) before income tax expense (benefit)	89,704	(218,243)	(27,094)		(155,633)
Income tax expense (benefit)	31,574	—	(87,602	)(9)	(56,028)
Net income (loss)	$58,130	$(218,243)	$60,508		$(99,605)

Weighted average common shares outstanding:
Basic	56,121	—	—		56,121
Diluted	56,180	—	—		56,180
Earnings (loss) per share:
Basic	$1.04	N/A	N/A		$(1.77)
Diluted	$1.03	N/A	N/A		$(1.77)

Cash dividends declared per share	$1.03	N/A	N/A		$1.03

See accompanying notes to unaudited pro forma combined financial statements.

B&G Foods, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Combined Financial Statements

Year Ended January 3, 2015 and Three Quarters Ended October 3, 2015

(1)                                 Represents our historical unaudited consolidated balance sheet as of October 3, 2015.

(2)                                 Represents the historical statement of net assets to be sold of General Mills Green Giant business as of August 30, 2015.

(3)                                 Net change in cash is as follows:

(Dollars in thousands)
Debt incurred under new credit agreement for the acquisition:
Tranche B term loans due 2022, net of debt discount of $3,750	$746,250
Revolving credit facility	47,097
Incremental borrowings, net	793,347

Cash purchase price	822,743
Acquisition-related transaction costs	2,000
Deferred debt financing charges	14,547
Total reductions	839,290

Net cash used for the acquisition and related financing transaction	$(45,943)

Approximately $5.6 million of the $793.3 million of incremental borrowings is due in the next twelve months.

(4)                                 The total purchase price for the Green Giant acquisition was approximately $822.7 million, inclusive of an inventory adjustment at closing of $57.7 million.  The following table sets forth the preliminary allocation of the Green Giant purchase price to the estimated fair value of the net assets acquired assuming an acquisition date of August 30, 2015, based upon currently available information.  Inventory has been recorded at estimated selling price less costs of disposal and a reasonable profit.  Equipment has been recorded at estimated fair value.  A third party valuation specialist assisted us with our determination of the valuation for the intangible assets acquired (including trademarks, customer relationship intangibles and technology-related intangibles).  The preliminary purchase price allocation will be adjusted as a result of the finalization of our purchase price allocation procedures.  We anticipate completing the purchase price allocation as of November 2, 2015, the actual closing date of the acquisition, in the second quarter of fiscal 2016.

(Dollars in thousands)
Inventory	$187,534
Property, plant and equipment, net	41,789
Trademarks - nonamortizable intangible asset	450,000
Goodwill	106,420
Customer relationship intangibles - amortizable intangible asset	32,000
Technology-related intangibles - amortizable intangible asset	5,000
Total preliminary purchase price	$822,743

The following table provides a reconciliation of the pro forma adjustment to other intangibles, net:

(Dollars in thousands)
Trademarks	$450,000
Customer relationship intangibles	32,000
Technology-related intangibles	5,000
Less: Historical Green Giant intangibles	(124,200)
Total other intangibles, net	$362,800

B&G Foods, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Combined Financial Statements

Year Ended January 3, 2015 and Three Quarters Ended October 3, 2015

The excess of the purchase price over the fair value of identifiable tangible and intangible assets acquired represents goodwill. Trademarks are deemed to have an indefinite useful life and are not amortized.

The pro forma combined statement of operations reflects an adjustment for acquired intangible asset amortization expense as follows (dollars in thousands):

		Amortization
	Amortization Period (Years)	Year Ended January 3, 2015	Three Quarters Ended October 3, 2015
Customer relationship intangibles	20	$1,600	$1,200
Technology-related intangibles	5	1,000	750
		$2,600	$1,950

Acquired property, plant and equipment will be depreciated over the estimated remaining useful life, which is approximately 12 years on a weighted average basis. Cost of goods sold in our pro forma combined statement of operations has been adjusted to reflect incremental depreciation expense in the year ended January 3, 2015 and the three quarters ended October 3, 2015 of $1.3 million and $0.9 million, respectively, for the step-up in fair value of certain property, plant and equipment acquired in the acquisition.

(5)                                 Reflects deferred financing charges incurred in connection with the tranche B term loan borrowings under our amended and restated credit agreement used finance the acquisition.  The deferred financing charges will be amortized as interest expense over seven years.

(6)                                 Represents our consolidated results of operations for our fiscal year ended January 3, 2015 and the three quarters ended October 3, 2015.

(7)                                 Represents the historical statements of net revenues and direct expenses for the Green Giant business for its four quarters ended February 28, 2015 and its three quarters ended August 30, 2015.  The historical statements of net revenues and direct expenses for the Green Giant business for these periods were derived from the historical statements of net revenues and direct expenses for the Green Giant business for its fiscal years ended May 31, 2015 and May 25, 2014 and its first quarter ended August 30, 2015.

(8)                                 Adjustment to reflect our incurrence of an incremental $793.3 million of borrowings, amortization of debt discount and amortization of deferred financing costs relating to such additional borrowings (dollars in thousands):

	Year Ended	Three Quarters Ended October 3,
	January 3, 2015	2015
Tranche B term loans due 2022 ($750,000 at 3.75%)	$28,125	$21,094
Amortization of debt discount	641	479
Amortization of deferred debt issuance costs	2,485	1,857
Revolving loans ($47,097 at 2.21%)	1,041	781
Adjustment to interest expense	$32,292	$24,211

In connection with the Green Giant acquisition, we amended and restated our senior secured credit

B&G Foods, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Combined Financial Statements

Year Ended January 3, 2015 and Three Quarters Ended October 3, 2015

agreement.  Among other things, the amendment provided for an incremental $750.0 million tranche B term loan facility, which was funded on November 2, 2015 and the net proceeds of which we used to finance a portion of the purchase price for the Green Giant acquisition.  We used revolving loan borrowings under the amended and restated credit agreement and cash on hand to fund the remainder of the purchase price and pay related transaction fees and expenses.

The tranche B term loans mature on November 2, 2022 and are subject to amortization at the rate of 1% per year with the balance due and payable on the maturity date.  Interest under the tranche B term loan facility is determined based on alternative rates that we may choose in accordance with the amended and restated credit agreement, including a base rate per annum plus an applicable margin of 2.00%, and LIBOR plus an applicable margin of 3.00%.

Interest under the revolving credit facility is determined based on alternative rates that we may choose in accordance with the amended and restated credit agreement, including a base rate per annum plus an applicable margin ranging from 0.50% to 1.00%, and LIBOR plus an applicable margin ranging from 1.50% to 2.00%, in each case depending on our consolidated leverage ratio.  At October 3, 2015, the revolving credit facility interest rate was approximately 2.21%.

If the interest rates were to increase or decrease by 0.125% from the rates assumed in the table above, pro forma interest expense would change by approximately $9.9 million for the fiscal year ended January 3, 2015 and $7.5 million for the three quarters ended October 3, 2015.

(9)                                 Adjustment to reflect income tax expense on the results of operations of the Green Giant business and the pro forma adjustments for the year ended January 3, 2015 and three quarters ended October 3, 2015 using estimated statutory income tax rates of 36.0% (federal and state) for both periods.  Income tax expense was not allocated to the Green Giant business in the pre-acquisition statements of net revenues and direct expenses.